UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2021

Pentair plc

(Exact name of Registrant as specified in its charter)

Ireland	001-11625	98-1141328
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Regal House, 70 London Road, Twickenham, London, TW13QS United Kingdom

(Address of principal executive offices)                                               (Zip Code)

Registrant’s telephone number, including area code: 44-74-9421-6154

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	PNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).     ☐     Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 16, 2021, Pentair plc (“Pentair”) and its subsidiaries Pentair Finance S.à r.l. (“Pentair Finance”) and Pentair, Inc. (“Pentair U.S.”) entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), among Pentair Finance and Pentair U.S., as borrowers, Pentair, as guarantor, and the lenders and agents party thereto, providing for a five-year $900.0 million senior unsecured revolving credit facility and a three-year $200.0 million senior unsecured term loan facility (collectively, the “Senior Credit Facilities”). The Amended and Restated Credit Agreement amends and restates in its entirety the Credit Agreement, dated as of April 25, 2018, among Pentair, Pentair Finance, Pentair U.S., Pentair Investments Switzerland GmbH and the lenders and agents party thereto, as previously amended by an Amendment No. 1 dated as of December 2, 2019. Pentair Finance has the option to request to increase the revolving credit facility and/or to enter into one or more additional tranches of term loans in an aggregate amount of up to $300.0 million, subject to customary conditions, including the commitment of the participating lenders. As of December 16, 2021, the total amount of loans outstanding under the Senior Credit Facilities was $430.0 million.

The Senior Credit Facilities are guaranteed by Pentair. The Senior Credit Facilities bear interest at a rate equal to an adjusted base rate, LIBOR, EURIBOR, or CBR, plus, in each case, an applicable margin. The applicable margin is based on, at Pentair Finance’s election, Pentair’s leverage level or Pentair Finance’s public credit rating. Additionally, Pentair Finance will pay a quarterly facility fee based on the average daily amount of the revolving credit facility (whether used or unused), which will be determined, at Pentair Finance’s election, by Pentair’s leverage level or Pentair Finance’s public credit rating. Interest on borrowings and the facility fee are generally payable quarterly in arrears or at the end of the interest period, unless such interest period is longer than three months, in which case payment is due on each successive date three months after the first day of such period.

With certain exceptions, the revolving credit facility matures on December 16, 2026 and the term loan facility matures on December 16, 2024. Pentair Finance is permitted to voluntarily prepay loans and/or reduce the revolving commitments under the Senior Credit Facilities, in whole or in part, without penalty or premium, subject to certain minimum amounts and increments and the payment of customary breakage costs. No mandatory prepayment will be required under the Senior Credit Facilities unless certain affiliate and currency sub-limits are exceeded, subject to certain other exceptions.

The Senior Credit Facilities contain financial covenants requiring Pentair not to permit (i) the ratio of its consolidated debt (net of its consolidated unrestricted cash and cash equivalents in excess of $5.0 million but not to exceed $250.0 million) to its consolidated net income (excluding, among other things, non-cash gains and losses) before interest, taxes, depreciation, amortization and non-cash share-based compensation expense (“EBITDA”) on the last day of any period of four consecutive fiscal quarters (each, a “testing period”) to exceed 3.75 to 1.00 (or, at Pentair Finance’s election and subject to certain conditions, 4.25 to 1.00 for four testing periods in connection with certain material acquisitions) and (ii) the ratio of its EBITDA to its consolidated cash interest expense for the same period to be less than 3.00 to 1.00. In addition, subject to certain qualifications and exceptions, the Senior Credit Facilities also contain covenants that, among other things, restrict Pentair’s ability to create liens, merge or consolidate with another person, make acquisitions and incur subsidiary debt.

The Senior Credit Facilities contain customary events of default. If an event of default occurs and is continuing, then the lenders may terminate all commitments to extend further credit and declare all amounts outstanding under the Senior Credit Facilities due and payable immediately. In addition, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all amounts outstanding under the Senior Credit Facilities will automatically become due and payable immediately.

The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

ITEM 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits

The exhibits listed in the Exhibit Index below are filed as part of this report.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Credit Agreement, dated as of December 16, 2021, among Pentair plc, Pentair Finance S.à r.l., Pentair, Inc. and the lenders and agents party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on December 20, 2021.

PENTAIR PLC
Registrant

By:	/s/ Robert P. Fishman
Robert P. Fishman
Executive Vice President, Chief Financial Officer and Chief Accounting Officer